Exhibit 10.1

TECHNOLOGY LICENSE
and
DISTRIBUTION AGREEMENT
AMENDMENT

THIS AMENDMENT TO THE TECHNOLOGY LICENSE and DISTRIBUTION AGREEMENT by and between SMITH YOUNG AND ASSOCIATES, INC., a Colorado Corporation, its successors, affiliates, and assigns,  Morton Weisbrot an individual residing in the State of Arizona, his successors, and assigns (hereinafter all collectively referred to as the "Licensee") and, FUEL CONCEPTS LLC, an Ohio Limited Liability Company, its successors, affiliates, and assigns  (hereinafter all collectively referred to as the “Licensor” or “Owner”)  is made and effective as of this 18th day of June, 2009  and shall amend certain Sections of the original THE TECHNOLOGY LICENSE and DISTRIBUTION AGREEMENT made and effective the 1st day of August, 2008 (hereinafter all collectively referred to as the Original Agreement).

As provided for under Section M of the Original Agreement, the following text shall amend Section 4 and  Section 5 of the Original Agreement as follows:

4.         As consideration for this Agreement, Licensee shall pay an initial, one time only payment to Owner of 1,000,000 shares of Licensee’s $.001 par value common stock. This payment shall be paid during the initial term of the Agreement and no additional payments of shares of Licensee’s common or preferred stock shall be required as consideration for any future option periods as defined in Section 1 of the Original Agreement. The Shares shall be fully paid for and non-assessable when issued and shall bear a restrictive legend  in accordance with the rules and regulations of the United States Securities and Exchange Commission.

5.           As additional consideration for this Agreement, during the first year of the term of the Agreement, Licensee shall pay to Owner a royalty of Forty ($40.00) US Dollars and Zero cents from “Net Receipts” on all sales over and above Six Thousand (6,000) units for the initial calendar year of all products sold embodying the Technology.  Subsequent to the first year of the Agreement, and each and every year thereafter including all option periods, Licensee shall pay to Owner a royalty of Forty ($40.00) US Dollars and Zero cents from “Net Receipts” on all of products sold embodying the Technology. This royalty shall be paid out of the net receipts from the sales of products covered under this Agreement.  Licensee's "net receipts" are defined as actual revenue derived and collected from the sale of products sold at Licensee's wholesale price less hard costs for manufacturing.  No Owner royalty shall be paid in connection with free or promotional goods. "Hard costs" means all costs incurred with respect to the manufacture, distribution and sale of products embodying the Technology including without limitation, graphic design, artwork, printing, including proofs and color separations, physical manufacturing and duplication, packaging and shipping of said products. Hard costs do not include warehousing, accounting, distribution and internet, television, radio and retail advertising, marketing and promotion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

"OWNER"
FUEL CONCEPTS, LLC a Ohio Limited Liability Company

EIN# 201849883

ROY MARITN
By: Roy Martin
Its: Managing Member

"LICENSEE"
SMITH YOUNG AND ASSOCIATES, INC.,  a Colorado Corporation

EIN# __________________________

CARY PETERSON
By: Cary Peterson
Its: President

"LICENSEE"
Morton Weisbrot, an Individual

By:  MORTON WEISBROT
       Morton Weisbrot